Exhibit 99.1
ORX750, an oral selective orexin receptor 2 agonist, promotes wakefulness and reduces cataplexy in the orexin/ataxin-3 mouse

S.W. Black, T. Steinfeld, K. Gibson, G.R. Ott, E. Ratti, D. Grainger, M.A. Accardi, D.S. Hartman
Centessa Pharmaceuticals, Inc., Boston, MA, United States, Centessa Pharmaceuticals (Orexia) Limited, Altrincham, Cheshire, United Kingdom, Centessa Pharmaceuticals (UK) Limited, Altrincham, Cheshire, United Kingdom

Introduction: Narcolepsy Type 1 (NT1) is a rare neurological disease caused by the profound loss of orexin-producing neurons. Orexin (also called hypocretin) is a neurotransmitter that regulates wakefulness, arousal, and energy homeostasis via activation of Orexin Receptor-1 (OX1R) and -2 (OX2R). Orexin agonists are designed to directly address the underlying disease pathology of NT1 to restore orexin neurotransmission in the brain. The orexin/ataxin-3 (Atax) mouse model of NT1 recapitulates key features of the human disorder, such as orexin loss, inability to sustain wakefulness, and cataplexy (emotionally triggered, transient loss of muscle tone). Here we present ORX750, a novel, orally available, brain penetrant, OX2R selective agonist. ORX750 was developed using structure-based drug design with an OX2R stabilized receptor (StaR®) protein and high-resolution protein crystallography.
Materials and Methods: In vitro calcium mobilization (FLIPR), β-arrestin recruitment, and inositol-phosphate accumulation assays were performed in Chinese hamster ovary (CHO) cells stably expressing human recombinant OX1R or OX2R. Electrophysiological recordings were performed on slices of the ventral tuberomammillary nucleus (TMN) from mouse hypothalamus; effects on membrane potential were measured in the presence of 1 micromolar tetrodotoxin to block neuron firing. In vivo efficacy for enhancing wakefulness was evaluated in wild type (WT) and Atax mice during their rest phase using PiezoSleep, a rapid, non-invasive method for classifying sleep and wakefulness by unsupervised machine learning on physiologically relevant readouts, including body movement and breath rate. Electroencephalogram (EEG), electromyogram (EMG), and video recordings were used in Atax mice during their active phase to evaluate effects at 0.3-10 mg/kg on arousal states and cataplexy.
Results: ORX750 behaved as a potent full agonist at human OX2R (EC50=0.11 nM) relative to the native ligand orexin A (OXA; EC50=0.035 nM) and showed 9,800-fold selectivity over human OX1R (EC50=1100 nM) in the FLIPR assay. Biased agonism was not detected by measurement of b-arrestin recruitment at OX2R in comparison to OXA. ORX750 depolarized membrane potential (EC50=5.0 nM, max DmV=9.5) in whole cell current-clamp recordings in the TMN. In the PiezoSleep assay, in which wakefulness readouts are highly correlated with EEG/EMG-defined wakefulness, ORX750 increased time awake and the consolidation of wakefulness vs. vehicle in a dose-related manner when administered to WT and Atax mice during the rest phase. Increased sensitivity to these wake-promoting effects was observed in Atax vs. WT mice. In Atax mice, ORX750 increased time awake; consolidated wakefulness; increased EEG gamma power during wakefulness; reduced cataplexy occurrences; and increased latencies to sleep and cataplexy in a dose-related manner during the active phase using the EEG/EMG/video assay. At the lowest dose tested (0.3 mg/kg) and compared to vehicle, the latency to sleep was 2.3 h vs. 0.69 h and the latency to cataplexy was 2.7 h vs. 1.3 h.
Conclusions: ORX750 is an oral, highly potent, and selective OX2R agonist with the potential to treat patients with primary symptoms of NT1, as well as reduce excessive sleepiness in those presenting sleep/wake disorders with normal orexin levels.

Acknowledgements: Sponsored by Centessa Pharmaceuticals. We thank Dr. Emmanuel Mignot for scientific input.